Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:
Ed Lowenfeld
(248) 447-4380

Tim Brumbaugh
(248) 447-1329

Lear Declares Quarterly Cash Dividend and

Extends Share Repurchase Authorization

SOUTHFIELD, Mich., May 19, 2022 — Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.77 per share on the Company’s common stock. The dividend is payable on June 29, 2022 to shareholders of record at the close of business on June 10, 2022.

In addition, the Board of Directors has authorized a two-year extension of the Company’s share repurchase authorization to December 31, 2024. At the end of the first quarter of 2022, Lear had approximately $1.3 billion remaining under its share repurchase authorization. Since the Company began its share repurchase and dividend programs in 2011, Lear has returned approximately $5.9 billion to shareholders, including the repurchase of approximately 50% of the Company’s shares outstanding as of the commencement of its share repurchase program.

Lear may implement share repurchases through a variety of methods, including open market purchases, accelerated share repurchase programs and structured repurchase transactions. The timing and amount of any share repurchases will be determined based on prevailing financial, market and industry conditions.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Lear’s diverse team of talented employees in 38 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks 179 on the Fortune 500. Further information about Lear is available at lear.com or on Twitter @LearCorporation.

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